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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-43726, 33-98484, 333-4215, and 333-4217) pertaining to the
Amended and Restated 1987 Stock Option Plan, the 1991 Employee Stock Purchase Plan, and the 1995 Nonstatutory Stock Option Plan of Centigram Communications Corporation of our report dated November 26, 1996, except for the second paragraph of "Commitments and Contingencies" and the note "Subsequent Events" as to which the date is December 20, 1996, with respect to the consolidated financial statements and schedule of Centigram Communications Corporation included in the Annual Report (Form 10-K) for the year ended November 2, 1996.

                                          /s/ ERNST & YOUNG LLP

                                          ERNST & YOUNG LLP

San Jose, California
January 23, 1997